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The following communication will be posted to ExxonMobilLNG.com and may appear in other corporate communications.

Tze San Koh, Presdient, China Gas Marketing, recently spoke at IP week. Below is a summary of her comments.

The impact of Covid-19 on the Asian Natural Gas market

China is the largest energy consumer in the world, displaying a massive energy demand that is projected to to grow as the Chinese government focuses on bringing more of its citizens out of poverty and more towards the middle class.

China is one of the few countries that had positive GDP growth in 2020 at 2.3%1. Despite the pandemic and economic slowdown, China’s Natural Gas demand for the year increased due to its environmental competitiveness vs. coal2. China’s LNG imports in 2020 increased by more than 10% to 67MTA vs 2019. LNG growth is higher than overall average Natural Gas growth—thanks to LNG’s cost competiveness over other Natural Gas sources (e.g., domestic gas, imported pipeline gas) especially in coastal regions.

China’s share of Natural Gas in its primary energy mix is only 8.3%, much lower than the global average of 24.8%, signifying growth potential. Recently, the World Bank projected China’s 2021 GDP growth to reach 7.9%.

All signs indicate China’s Natural Gas and LNG market has recovered from COVID-19, and will continue to grow in the future.

The short-term carbon neutral vision for the Asian Natural Gas markets In 2020, Chinese President Xi announced during the UN General Assembly that China aims to have CO2 emissions peak before 2030 and to achieve carbon neutrality before 2060.

Coal accounted for about 58% of China’s total energy consumption and 66% of its electricity generation. 3

Natural Gas can provide improved air quality and reduced greenhouse gases when compared to coal in a range of applications.

The use of natural gas in power generation plays an important role in reducing global emissions. When considering life cycle emissions, natural gas emits up to 60 percent lower greenhouse gases and produces significantly fewer air pollutants than coal for power generation. Natural gas also provides a reliable source of power to supplement renewable energy when wind or solar power is not available.

LNG is anticipated to remain cost competitive due to abundant natural gas resources and an increase in aspiring exporters. As a result, cost competitive LNG supply relative to other gas sources should have an advantagin the marketplace.

The steady progress of Natural Gas market reform in China has led to the continuous and rapid development of the Natural Gas market in the past decade. Significant progress has been made in the relaxation of price regulation, the establishment of Natural Gas trading centers, the promotion of third-party access to Natural Gas infrastructure, and the establishment of PipeChina at the end of 2020.

This combination of demand growth, supply abundance and greater accessibility means that natural gas is making an important contribution to enhancing energy security which is an important consideration in China’s energy mix in the next decade.

The Carbon Neutral Vision for the Asian Natral Gas markets beyond 2035 China natural gas demand in the next decade is expected to grow. In the near term, during the 14th five-year plan, switching to Natural Gas from coal or oil products would immediately reduce emissions. In the medium-term, through the continued development and deployment of low-cost and highly efficient Natural Gas technologies, natural gas also provides a reliable source of power to supplement renewable energy when wind or solar power is not available.

Progressively over the longer term, low-carbon technologies–including carbon capture, utilization, and storage (CCUS) can provide an efficient and cost effective pathway to reduce GHG emissions. These technologies are particularly relevant for sectors where emissions are difficult or very costly to abate through other means. They can also capitalize on the use of existing natural gas infrastructure to minimize capital investment.4

Aligned with such, ExxonMobil has created a new business to commercialize its extensive low-carbon technology portfolio. The new business, ExxonMobil Low Carbon Solutions, will initially focus on carbon capture and storage, one of the critical technologies that can help society to achieve the climate goals outlined in the Paris Agreement.

ExxonMobil has more than 30 years of experience in CCS technology and was the first company to capture more than 120 million tonnes of CO2, which is equivalent to the emissions of more than 25 million cars for one year. ExxonMobil has an equity share in about one-fifth of global CO2 capture capacity and has captured approximately 40 percent of all the captured anthropogenic CO2 in the world.

With our demonstrated leadership in carbon capture and emissions reduction technologies, ExxonMobil is committed to meeting the demand for affordable energy while reducing emissions and managing the risk of climate change.

To learn more about ExxonMobil’s low carbon solutions please visit

https://corporate.exxonmobil.com/News/Newsroom/News-
releases/2021/0201_ExxonMobil-Low-Carbon-Solutions-to-commercialize-emission-reduction-technology

Reference

1. China Statistics Bureau

2. Up to 60% lower carbon emissions than coal in the power sector. – From Gas IMT knowledge center

3. IHSMarkit “Energy Data Set – Sep. 2020”, the quoted data refers to China 2019 number.

4. IGU Report: Gas Technology and Innovation For a Sustainable Future (https://www.igu.org/resources/gas-technology-and-innovation-for-a-sustainable-future/)

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